+--------+
| Form 4 |                     U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                             WASHINGTON, D.C. 20549
[ ] Check this box if
    no longer subject       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5     Filed pursuant to Section 16(a) of the Securities
    obligations may         Exchange Act of 1934, Section 17(a) of the
    continue.  See         Public Utility Holding Company Act of 1935 or
    Instruction 1(b)     Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

Walstad                         Robert                         E.
   ----------------------------------------------------------------------------
       (Last)                      (First)                        (Middle)

    2512 Bel Air Drive
   ----------------------------------------------------------------------------
                                  (Street)

    Minot                           ND                                 58703
   ----------------------------------------------------------------------------
       (City)                      (State)                             (Zip)


2.  Issuer Name and Ticker or Trading Symbol   ND Holdings, Inc. - NDHI
                                              ---------------------------------


3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  -------------


4.  Statement for Month/Year  09/99
                             --------------------------------------------------


5.  If Amendment, Date of Original (Month/Year)
                                                -------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)

   [X] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                       (give title below)                       (specify below)

   President
-------------------------------------------------------------------------------


TABLE I-NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

-----------------------------------------------------------------------------------------------------------
1. Title    2. Trans-   3. Trans-   4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   of          action      action      of Disposed of (D)            Securities       ship        of In-
   Security    Date        Code        (Instr. 3, 4 and 5)           Beneficially     Form:       direct
   (Instr. 3)  (Month/     (Instr. 8)                                Owned at         Direct      Bene-
               Day/     ----------------------------------------     End of           (D) or      ficial
               Year)                                                 Month            Indirect    Owner-
                         Code       V  Amount     (A) or   Price     (Instr. 3 and 4) (I)         ship
                                                  (D)                                 (Instr. 4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
 Common Stock 8/10/99     J-1            2,420     A                                  D
---------------------------------------------------------------------------------------------------
 Common Stock 8/12/99     J-1          330.617     A                                  D
---------------------------------------------------------------------------------------------------
 Common Stock 8/10/99     J-1            2,240     D                                  I            By Spouse
---------------------------------------------------------------------------------------------------
 Common Stock 8/12/99     J-1          330.617     D                                  I            By Spouse
---------------------------------------------------------------------------------------------------
                                                                      120,947
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
 Common Stock 9/03/99     P               2,500    A      31/32                       D
---------------------------------------------------------------------------------------------------
 Common Stock 8/10/99     J-2             2,420    A                                  D
---------------------------------------------------------------------------------------------------
 Common Stock 8/10/99     J-2             2,420    D                                  I            By Spouse
---------------------------------------------------------------------------------------------------
         								   123,447
---------------------------------------------------------------------------------------------------

Explanation of Responses:
J-1 Reporting person acquired in a transfer upon death of his spouse. No mone-tary amount was paid for the stock.
J-2 The amount of securities disposed of was transposed in the 8/99 filing. These (J-2) entries represent the correct number of securities transferred on 8/10/99. The 8/99 month end total, which was previously filed as (118,827.61) has also been corrected in light of the previous inadvertent error. The correct 8/99 month end total is (120,947) as shown above. Also included is a recent transaction and the current (9/99) month end total.
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)



TABLE II-DERIVATIVE SECURITIES BENEFICALLY OWNED
      (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------------------
1. Title of Derivative   2. Conver-   3. Trans-   4. Tansac-   5. Number of Deriv-
   Security (Instr. 3)      sion or      action      tion Code    ative Secuities
                            Exercise     Date        (Instr. 8)   Acquired (A) or
                            Price of     (Month/                  Disposed of (D)
                            Deriv-       Day/                     (Instr. 3,4, and 5)
                            ative        Year)
                            Security

                                                  ------------------------------------------
                                                  Code      V        (A)        (D)

--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------


TABLE II-DEIRIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
  (e.g., puts, calls, warrants, options, convertible securities)-CONTINUED

-----------------------------------------------------------------------------------------------------------------
1. Title of Derivative   6. Date Exer-   7. Title and Amount of   8. Price   9. Number   10. Owner-   11. Na-
   Security (Instr. 3)      cissable and    Underlying Securities    of         of Deriv-    ship         ture
                            Expiration      (Instr. 3 and 4)         Deri-      ative        Form         of In-
                            Date                                     ative      Secur-       of De-       direct
                            (Month/Day/                              Secur-     ities        rivative     Bene-
                            Year)                                    ity        Bene-        Secu-        ficial
                                                                     (Instr.    Ficially     rity:        Owner-
                         ----------------------------------------    5)         Owned        Direct       ship
                         Date     Expir-              Amount or                 at End       (D)          (Instr.
                         Exer-    tion        Title   Number of                 of           Indi-        4)
                         cisable  Date                Shares                    Month        rect (1)
                                                                                (Instr.4)    (Instr. 4)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
 Common Stock Warrants                                                        675,200         D
 (Right to Buy)
-----------------------------------------------------------------------------------------------------------------


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

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations
  See 18 U.S.C. 1001 and U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                /s/Robert E. Walstad              10/07/99
                              -------------------------------   ---------------
                              **Signature of Reporting Person         Date